Exhibit 99.1

Saga Communications, Inc.

Closes on the Sale of 22 Tower Sites

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – October 20, 2025 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “Saga,” “we” or “our”) announced today the sale of 22 tower sites to GTC Uno, LLC for approximately $10.7 million in a transaction that will continue to allow the Company to use the towers with no cash lease payment. The sale closed on October 17, 2025 and was effective October 1, 2025.

Chris Forgy, President and CEO stated “Saga previously announced its plans to optimize our portfolio of assets, and this is a significant step in doing so. We are committed to evaluating every asset we own while still efficiently and effectively operating our businesses.”

As previously stated, the Company intends to use a portion of the proceeds from the sale to fund stock buybacks, which may include open market repurchases, public and private block trades or other forms of buybacks. The implementation of any stock buyback program remains at the full discretion of the Board and will be determined and announced as plans are developed.

Saga is a media company whose business provides radio, digital, e-commerce, local on-line news and non-traditional revenue initiatives. Saga operates in 28 markets and provides services to national, regional and local advertisers to meet their growing advertising needs. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement. For additional details please refer to the Current Report on Form 8-K filed by the Company on October 20, 2025.